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                                                                    EXHIBIT 15.1




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Re:    TransTexas Gas Corporation
       Registration Statements on Form S-3 and Form S-4

Ladies and Gentlemen:

       We are aware that our report dated June 17, 1999 on our review of interim condensed consolidated financial information of TransTexas Gas Corporation for the three months ended April 30, 1999 and 1998 included in this Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-3 (Registration No. 33-91494) and Form S-4 (Registration No. 333- 33803), each as filed with the Securities and Exchange Commission. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




PricewaterhouseCoopers LLP



Houston, Texas
June 17, 1999